Exhibit 99.1

FOR IMMEDIATE RELEASE
29903 Agoura Road, Agoura Hills, California 91301
Telephone: 818 871-5000 Fax: 818 871-7400	Julie MacMedan
THQ/Investor Relations
818/871-5125

Liz Pieri
THQ/Media Relations
818/871-5061

THQ REPORTS FISCAL 2008 SECOND QUARTER RESULTS

AGOURA HILLS, Calif. — November 1, 2007 - THQ Inc. (NASDAQ: THQI) today announced financial results for the second quarter of fiscal 2008 that are consistent with the company’s recently announced revised financial guidance.

For the second quarter of fiscal 2008, THQ reported net sales of $229.3 million, driven primarily by shipments of Disney•Pixar’s Ratatouille, as well as Stuntman®: Ignition™ and Juiced™ 2: Hot Import Nights™, each across multiple game systems.  For the same period a year ago, THQ reported net sales of $240.2 million.

For the second quarter of fiscal 2008, THQ reported a GAAP net loss of $7.0 million, or $0.11 per share, which includes $0.08 per share of stock-based compensation expense.   On a non-GAAP basis, excluding stock-based compensation expense, the company reported a net loss of $2.2 million, or $0.03 per share.  For the same period a year ago, THQ reported GAAP net income of $11.6 million, or $0.17 per diluted share, which includes $0.08 per diluted share in stock-based compensation expense.  On a non-GAAP basis, excluding stock-based compensation expense, net income for the prior-year period was $16.4 million, or $0.25 per diluted share. A reconciliation of non-GAAP to GAAP results is provided in the accompanying financial tables.

For the six months ended September 30, 2007, THQ reported net sales of $333.8 million, compared with $379.0 million in the corresponding prior-year period.  The company reported a GAAP net loss of $16.3 million, or $0.24 per share, which includes $0.11 per share of stock-based compensation expense.   On a non-GAAP basis, excluding stock-based compensation expense, the company reported a fiscal 2008 first half net loss of $8.4 million, or $0.13 per share.  For the prior year period, THQ reported a GAAP net loss of $0.5 million or $0.01 per share, which included stock-based compensation expense of $0.10 per share.  On a non-GAAP basis, excluding stock-based compensation expense, net income for the prior-year period was $5.9 million, or $0.09 per diluted share.  A reconciliation of non-GAAP to GAAP results is provided in the accompanying financial tables.

“While we are disappointed with our recently revised fiscal 2008 financial guidance, we expect a solid second half to drive THQ’s 13th consecutive year of revenue growth,” said Brian Farrell, THQ president and CEO.

“Our proven holiday line-up features WWE SmackDown vs. Raw 2008, scheduled to release on twice as many platforms as last year.  We have already shipped Cars 2: Mater-National, a sequel to last year’s top-selling family title, as well as games based on Nickelodeon’s popular Avatar, Nicktoons and SpongeBob characters.”

Farrell continued, “We are well positioned to increase sales and profitability in fiscal 2009, with a solid product slate, including Disney•Pixar’s Wall-E, Red Faction 3, Saints Row 2 and our first games based on the UFC.”

Recent Developments:

•                  THQ announced Saints Row™ 2 for Xbox 360 and PlayStation 3 for fiscal 2009

•                  The company doubled its Nintendo DS™ revenue from the prior year, driven primarily by Ratatouille and the success of Drawn to Life™, a new original property created specifically for the Nintendo DS system

•                  THQ strengthened the breadth of its product offering for family and casual gamers by:

•                  entering into an agreement with American Girl®, a division of Mattel, Inc., for rights to publish video games based on the company’s line of popular dolls and books, and

•                  announcing the upcoming launch of its Xbox LIVE arcade portfolio, featuring SpongeBob SquarePants: Underpants Slam

•                  During the quarter, the company repurchased $42 million of its common stock.  THQ’s board recently authorized an additional $25 million for stock repurchase.  As a result, the company has $42 million available for repurchase.

Fiscal 2008 Guidance

THQ reaffirmed its recently issued guidance for the third and fourth quarter, and full fiscal year ending March 31, 2008 as follows:

•                  For the fiscal year ending March 31, 2008, THQ expects net sales of approximately $1.06 billion and GAAP net income of approximately $0.56, which includes $0.24 per diluted share of stock-

based compensation expense.  On a non-GAAP basis, excluding stock-based compensation expense, the company expects to report net income of approximately $0.80 per diluted share.

•                  For the fiscal third quarter ending December 31, 2007, the company expects to report net sales of approximately $490 million and GAAP net income of approximately $0.61, which includes $0.06 per diluted share of stock-based compensation expense.  On a non-GAAP basis, excluding stock-based compensation expense, the company expects to report net income of approximately $0.67 per diluted share.

•                  For the fiscal fourth quarter ending March 31, 2008, THQ expects to report net sales of approximately $240 million and GAAP net income of approximately $0.19, which includes $0.06 per diluted share of stock-based compensation expense.  On a non-GAAP basis, excluding stock-based compensation expense, the company expects to report net income of approximately $0.25 per diluted share.

Non-GAAP Financial Measures

In addition to results determined in accordance with GAAP, THQ discloses certain non-GAAP financial measures that exclude stock-based compensation expense and related income tax effects.  The non-GAAP financial measures included in the earnings release have been reconciled to the comparable GAAP results and should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

When evaluating the performance of its business, THQ does not consider stock-based compensation charges. Likewise, THQ excludes stock-based compensation expense from its short and long-term operating plans. In contrast, THQ’s management team is held accountable for cash-based compensation and such amounts are included in the company’s operating plans. In addition, the stock-based compensation charges are subject to significant fluctuation outside the control of management due to the variables used to estimate the fair value of a share-based payment, such as, THQ’s stock price, interest rates and the volatility of THQ’s stock price.  Further, when considering the impact of equity award grants, THQ places a greater emphasis on overall shareholder dilution rather than the accounting charges associated with such grants.

In the financial tables below, THQ has provided a reconciliation of the most comparable GAAP financial measure to each of the historical non-GAAP financial measures used in this press release.

Investor Conference Call

THQ will host a conference call to discuss fiscal second quarter results today at 6:30 p.m. Eastern/3:30 p.m. Pacific. Please dial 877.356.8075 or 706.902.0203, conference ID 20560632 to listen to the call or visit the THQ Inc. Investor Relations Home page at http://investor.thq.com.  The online archive of the broadcast will be available approximately two hours after the live call ends.  In addition, a telephonic replay of the conference call will be provided approximately two hours after the live call ends through November 5, 2007 by dialing 800.642.1687 or 706.645.9291, conference ID 20560632.

About THQ

THQ Inc. (NASDAQ: THQI) is a leading worldwide developer and publisher of interactive entertainment software.  Headquartered in Los Angeles County, California, THQ sells product through its global network of offices located throughout North America, Europe and Asia Pacific.  More information about THQ and its products may be found at www.thq.com and www.thqwireless.com. THQ, THQ Wireless,  Drawn to Life, Juiced 2: Hot Import Nights, Red Faction, Saints Row, Stuntman: Ignition and their respective logos are trademarks and/or registered trademarks of THQ Inc.

All other trademarks are trademarks or registered trademarks of their respective owners.

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, the company’s expectations for revenue and earnings per share for the quarters ending December 31, 2007 and March 31, 2008, and the fiscal year ending March 31, 2008 and for the company’s product releases and financial performance in future periods.  These forward-looking statements are based on current expectations, estimates and projections about the business of THQ Inc. and its subsidiaries (collectively referred to as “THQ”) and are based upon management’s beliefs and certain assumptions made by management.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive and technological factors affecting the operations, markets, products, services and pricing of THQ.  Unless otherwise required by law, THQ disclaims any obligation to update its view on any such risks or uncertainties or to revise or publicly release the results of any revision to these forward-looking statements.  Readers should carefully review the risk factors and the information that could materially affect THQ’s financial results, described in other documents that THQ files from time to time with the Securities and Exchange Commission, including its Quarterly Reports on Form 10-Q and its Annual Report on Form 10-K for the fiscal period ended March 31, 2007, and particularly the discussion of risk factors that may affect results of operations set forth therein.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

# # #

(Tables Follow)

THQ Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Net sales	$229,349	$240,197	$333,834	$379,026

Costs and expenses:
Cost of sales — product costs	87,449	77,016	131,164	126,007
Cost of sales — software amortization and royalties	38,311	43,656	50,909	68,947
Cost of sales — license amortization and royalties	22,159	20,831	35,830	37,144
Cost of sales — venture partner expense	1,137	773	2,034	1,482
Product development	28,561	25,686	53,193	51,922
Selling and marketing	47,193	38,925	69,996	65,636
General and administrative	17,638	19,645	36,741	35,171
Total costs and expenses	242,448	226,532	379,867	386,309
Income (loss) from operations	(13,099)	13,665	(46,033)	(7,283)
Interest and other income, net	2,569	3,736	9,925	6,476
Income (loss) before income taxes and minority interest	(10,530)	17,401	(36,108)	(807)
Income taxes	(3,491)	5,857	(19,795)	(152)
Income (loss) before minority interest	(7,039)	11,544	(16,313)	(655)
Minority interest	—	45	—	143
Net income (loss)	$(7,039)	$11,589	$(16,313)	$(512)
Earnings (loss) per share — basic	$(0.11)	$0.18	$(0.24)	$(0.01)
Earnings (loss) per share — diluted	$(0.11)	$0.17	$(0.24)	$(0.01)
Shares used in per share calculation — basic	66,462	64,513	66,695	64,414
Shares used in per share calculation — diluted	66,462	66,726	66,695	64,414

THQ Inc. and Subsidiaries

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income (Loss) (a)

(In thousands, except per share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2007	2006	2007	2006

Net income (loss)	$(7,039)	$11,589	$(16,313)	$(512)

Stock-based compensation expense (b)	6,964	6,037	12,991	9,133
Income tax adjustments (c)	(2,119)	(1,259)	(5,040)	(2,734)
Total non-GAAP adjustments	4,845	4,778	7,951	6,399
Non-GAAP net income (loss)	$(2,194)	$16,367	$(8,362)	$5,887
Non-GAAP earnings (loss) per share — basic	$(0.03)	$0.25	$(0.13)	$0.09
Non-GAAP earnings (loss) per share — diluted	$(0.03)	$0.25	$(0.13)	$0.09
Shares used in per share calculation — basic	66,462	64,513	66,695	64,414
Shares used in per share calculation — diluted	66,462	66,726	66,695	66,629

Non-GAAP Adjustments (a)
			Three Months Ended September 30,		Six Months Ended September 30,
			2007	2006	2007	2006

Cost of sales — software amortization and royalties	(b	)	$1,212	$163	$2,978	$163
Product development	(b	)	1,135	1,322	2,172	2,117
Selling and marketing	(b	)	795	968	1,510	1,361
General and administrative	(b	)	3,822	3,548	6,331	5,456
Interest and other income, net			—	36	—	36
Income tax adjustments	(c	)	(2,119)	(1,259)	(5,040)	(2,734)
Total non-GAAP adjustments			$4,845	$4,778	$7,951	$6,399

Notes:

(a) See explanation above regarding the Company’s practice on reporting non-GAAP financial measures.

(b) Stock-based compensation expense recorded under SFAS 123(R) in the three and six months ended September 30, 2007 and September 30, 2006, and the payroll tax effects of our historical stock option grant practices investigation in the three and six months ended September 30, 2006.

(c) Income tax associated with stock-based compensation expense.

THQ Inc. and Subsidiaries

Unaudited Consolidated Balance Sheets

(In thousands)

	September 30,	March 31,
	2007	2007

ASSETS
Cash, cash equivalents and short-term investments	$296,932	$457,958
Accounts receivable, net of allowances	165,862	67,586
Inventory	41,814	27,381
Licenses	41,393	41,406
Software development	203,582	130,512
Income taxes receivable	17,939	18,525
Prepaid expenses and other current assets	13,731	16,238
Total current assets	781,253	759,606
Property and equipment, net	49,786	45,095
Licenses, net of current portion	56,739	49,661
Software development, net of current portion	37,520	33,766
Income taxes receivable, net of current portion	6,364	2,163
Deferred income taxes	15,812	15,812
Goodwill	98,871	88,688
Other long-term assets, net	20,557	18,750
TOTAL ASSETS	$1,066,902	$1,013,541

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$85,630	$28,225
Accrued and other current liabilities	168,007	143,418
Deferred income taxes	23,706	25,647
Total current liabilities	277,343	197,290
Other long-term liabilities	36,311	47,294
Total liabilities	313,654	244,584
Total stockholders’ equity	753,248	768,957
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,066,902	$1,013,541

THQ Inc. and Subsidiaries

Unaudited Supplemental Financial Information

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Platform Revenue Mix

Consoles
Microsoft Xbox 360	19.4%	21.8%	16.4%	17.0%
Microsoft Xbox	0.1	2.2	0.5	3.5
Nintendo Wii	3.9	—	4.6	—
Nintendo Game Cube	0.8	6.5	1.8	7.2
Sony PlayStation 3	5.8	—	4.0	—
Sony PlayStation 2	27.3	20.6	26.4	22.5
	57.3	51.1	53.7	50.2

Handheld
Nintendo Dual Screen	22.5	9.5	20.7	9.4
Nintendo Game Boy Advance	3.9	13.7	5.2	14.1
Sony PlayStation Portable	7.4	7.0	7.4	7.3
Wireless	2.1	2.9	2.8	3.8
	35.9	33.1	36.1	34.6

PC	6.8	15.8	10.1	15.1
Other	—	—	0.1	0.1
	100.0%	100.0%	100.0%	100.0%

Geographic Revenue Mix

Domestic	33.9%	55.2%	43.1%	56.9%
Foreign	66.1	44.8	56.9	43.1
	100.0%	100.0%	100.0%	100.0%